Exhibit 10.1

726 Bell Avenue/Suite 301/P.O. Box 457

Carnegie, PA 15106

412/456-4400

William K. Lieberman

Director and Chair of Compensation Committee

Date: June 16, 2018

REVISED

Mr. J. Brett McBrayer

4767 Calumet Drive

Knoxville, TN 37919

Dear Brett:

As Chair of the Compensation Committee of the Board of Directors of Ampco-Pittsburgh Corporation (the “Corporation”), I am pleased to extend to you this offer of employment for the position of Chief Executive Officer of the Corporation, effective on or about June 29, 2018. This position is an exempt salaried position and will report to the Board of Directors of the Corporation. The specific terms of your employment are as follows:

Direct Compensation

Your initial base salary will be $550,000.00 per year, paid semi-monthly in accordance with the Corporation’s normal payroll processing schedule. The Corporation’s current practice is to evaluate salaries on an annual basis; however, you will be evaluated on the six-month anniversary of your start date and annually thereafter or in accordance with such other review period policy that may be in effect from time to time and at the Corporation’s discretion.

You will be eligible to participate in the 2018 annual short-term incentive plan on a pro rata basis, with a target annual incentive award at 75% of your base salary based on the level of achievement of three performance metrics: Corporate Earnings per Share (EPS), Segment Operating Income, and Individual Goals. No payout is earned if actual performance is below the threshold performance goal, however, for each metric, and in aggregate, payouts can range from 50% of target for achieving threshold performance to 200% for achieving maximum performance or above.

June 16, 2018

You will be eligible to participate in the 2018 long-term incentive plan on a pro rata basis, with a target incentive award at 110% of base salary and weighted between two vehicles: RSUs and PSUs. The RSUs will be weighted 1/3 of the total long-term incentive opportunity and PSUs will be weighted 2/3 of the total long-term incentive opportunity. With respect to the PSUs, 50% of PSUs will be based on Return on Invested Capital (“ROIC”) and 50% will be based on relative TSR, each of which will be measured over a three-year performance period.

As an added inducement, upon commencement of your employment you will receive a one-time cash payment of $100,000.00 and a grant of 12,000 restricted stock units (RSUs) that vest ratably over two years (50% on the first anniversary of your employment and 50% on your second anniversary).

Stock Ownership

We believe retention of stock creates a long-term perspective and aligns the interests of key executives with those of our shareholders. The Board of Directors has established stock ownership guidelines for the CEO to hold a minimum of 30,000 shares of the Corporation’s common stock, subject to certain exceptions for reasonable estate and tax planning and diversification purposes. Although you will have five years to acquire the required minimum shares, you are required to purchase a minimum of 2,000 shares in Year 1. Accordingly, your salary in Year 1 will either be reduced by the cost of the Corporation issuing you 2,000 shares of the Corporation’s Common Stock, or you will purchase 2,000 shares in the open market, subject to advice of counsel. The shares will be issued or purchased as soon as practical after June 30, 2018, when there is no black-out period in effect.

Perquisites

In addition to the direct compensation defined above, you will participate in or be entitled to receive the following:

•	Annual Duquesne Club membership;

•	Reimbursement for financial/tax advisor services, up to $12,000 per year.

Effects of Termination

It is understood that you will be an employee at will, the same as all members of the corporate staff, which means that there is not a contract for employment for any period of time and the Corporation can terminate your employment at any time for any reason.

You will be eligible to enter into a Change in Control Agreement with the Corporation, similar to the agreements currently in place with all senior executives, which provide for three times your annual compensation in the event of a “change in control.” The Change in Control Agreement will provide that, in the event a change in control occurs and, within 24 months after the change in control your employment is terminated by the Corporation without “cause” or by yourself for “good reason” (as such terms are defined in the Change in Control Agreement), you

June 16, 2018

will be entitled to receive (i) three times the sum of annual salary and bonus paid for the prior year plus continuation of employee benefits for three years. For more information governing payments upon Termination or Change in Control, see page 41 of the Corporation’s 2018 Proxy Statement.

In the event of your termination other than (1) “for cause” or (2) for circumstances covered by the Change in Control Agreement, you will be eligible for severance pay in the amount equal to 18 months of base compensation if the termination occurs within the first 18 months of your start date and 12 months of base compensation if the termination occurs after 18 months of your start date. For purposes of the preceding sentence, “cause” is defined as follows: (i) fraud, embezzlement, or theft in connection with your duties or in the course of your employment; (ii) an act or omission that is willfully or grossly negligent, contrary to the Corporation’s established policies or practices, or materially harmful to the Corporation’s business or reputation or to the business of the Corporation’s customers or suppliers, as it relates to the Corporation; (iii) plea of no contest to, or conviction of, a felony; (iv) substantial failure to perform your duties after receiving notice of the failure from the Corporation, which failure has not been cured within thirty (30) days after the notice of the failure; or (v) breach of any non-competition or confidentiality covenant between you and the Corporation.

Election to Board of Directors

The Board will elect you as a Director of the Corporation effective the date on which your employment by the Corporation starts, and it is contemplated that the Board will nominate you to be reelected at the 2021 annual meeting of shareholders for a three (3) year term. In accordance with the Corporation’s policies, as an employee of the Corporation, you will not receive separate compensation in connection with your service as a member of the Board.

Benefits

As a salaried employee, you will be eligible to participate in the Corporation’s benefit programs, including medical, dental and vision; life insurance; short- and long-term disability insurance; and a flexible spending account for medical and/or child care reimbursement. A Summary of Benefits currently available is enclosed for your information, and you will receive a complete explanation of these benefits as part of your initial orientation. You will be eligible for designated paid holidays and paid vacation in accordance with the Corporation’s policy as it pertains to senior executives. Additionally, you may voluntarily elect to participate in the 401(k) Savings Program that includes a 100% match on the first 4% of the employee’s contribution and an employer non-elective contribution of 3% of eligible earnings. The nature and extent of the above outlined and any subsequent benefit programs and/or coverage amounts may change from time to time and at the Corporation’s discretion.

Relocation

As CEO of Ampco-Pittsburgh, you will be required to move to the Pittsburgh, PA area to be completed within one year of your date of hire. You will be eligible for relocation assistance per the Corporation’s relocation policy, a copy of which has been provided to you. You will be reimbursed for return trips to your home during the temporary living period to a maximum of $25,000.00.

June 16, 2018

Contingent Offer

This offer of employment is conditioned upon successful completion of all post-employment offer screening procedures including: drug screening; a confidential criminal background check, education and employment verification, and financial background investigation, as well as approval of this offer by the Board of Directors. It is anticipated that you will commence your employment with Ampco-Pittsburgh on or about June 29, 2018 following the special meeting of the Board. As a further condition of employment, you will be required to sign a Non-Disclosure and Non-Competition Agreement and acknowledge other corporate policies.

Please review the enclosed information and return to me the signed acceptance employment offer as soon as possible, but no later than June 18, 2018. Once I have your acceptance and the necessary forms, the Corporation will arrange the background investigation and work with you to schedule the appointment for drug screening.

On behalf of the Board, we are thrilled at the prospect of your joining and leading the Ampco-Pittsburgh team. If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ William K. Lieberman

William K. Lieberman

I, J. Brett McBrayer, accept the Offer of

Employment contained in this letter.

/s/ J. Brett McBrayer

J. Brett McBrayer

Date: 6/18/2018